UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 15, 2010
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

LocatePLUS Holdings Corporation announced today that on October 14, 2010 the U.S. Securities and Exchange Commission filed a civil action against the company in the United States District Court for the District of Massachusetts, Securities and Exchange Commission v. LocatePlus Holdings Corporation. The Complaint alleges violations of Section 17(a) of the Securities Act of 1933, Sections 10(b), 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 10b-5, 12b-20, 13a-1, 13a-11 and 13a-13 thereunder. The complaint alleges that the Company filed financial statements for the fiscal years 2005 and 2006 which were false and misleading. The action seeks the entry of a permanent injunction prohibiting it from engaging in future violations of the cited sections and rules; disgorgement and pre-judgment interest and civil monetary penalties. The Company is in the process of reviewing the complaint and has not yet filed a formal response.

The Company, with the full concurrence of its Board of Directors, intends vigorously to oppose this action, including the imposition by the Court of the remedies sought by the SEC. The Company voluntarily and in good faith brought to the attention of the law enforcement authorities, including the SEC, information obtained as a result of an internal investigation, commissioned at its own expense, into the activities of former officers. The investigation was led by a retired former Senior Federal Law Enforcement Official who previously had responsibility for Corporate Fraud matters nationally. Further, the Company cooperated in good faith in the ensuing investigation of these matters by the SEC. All the activities now complained of occurred prior to 2007, well before new management and directors took office.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Ronald Lifton
President and Chief Executive Officer

Date: October 15, 2010